Exhibit 10.2

SERVICES AGREEMENT

THIS VENDOR SERVICES AGREEMENT (the “Agreement”) is made and entered into as of the 15th day of July, 2008 (the “Effective Date”), between United Marketing Solutions, Inc., a Virginia Corporation  whose address is 7644 Dynatech Court, Springfield VA, 22153  (“CUSTOMER”) and ColorFX, LLC (a division of Rock Communications), an Iowa Corporation, with offices at 10776 Aurora Avenue, Urbandale, Iowa 50322 ("VENDOR”).  This Agreement, as may be amended from time to time, together with each Statement of Work (“SOW”) executed between the parties, forms the agreement among the parties relating to the provision of professional services as contemplated herein.

In consideration of the mutual promises contained herein, the parties agree as follows:

1.	SERVICES

1.1
Services Provided by VENDOR.  During the term of this Agreement, VENDOR agrees to provide certain turnkey printing services to CUSTOMER, and/or for the benefit of CUSTOMER’s clients, partners or affiliates, (the “Services”) which may be authorized by CUSTOMER from time to time, by the execution of SOWs as described in this Agreement. VENDOR shall not be obligated to provide any service and CUSTOMER shall not be obligated to pay for any service until an SOW or other written authorization has been executed in accordance with this Agreement. Furthermore, CUSTOMER shall not be obligated to pay for any service until an acceptable delivery is made in accord with the requirements of this Agreement, including, without limitation, the Warranty of Service set forth hereinbelow. It is understood by the parties that delivery by VENDOR shall be made to a independent contractor for CUSTOMER, Rees Associates, or other designated third parties.

1.2
Warranty of Service.  VENDOR warrants that all materials produced and Services provided under this Agreement (a) will be of original development and will not infringe or violate any patent, copyright, trade secret, trademark, or other third party intellectual property rights; (b) will be performed in accordance with applicable laws and regulations; (c) will be free from defects in materials and faulty workmanship and conform to all specifications and the disclosed purposes of CUSTOMER and meet all specifications as they are contained in an SOW; (d) will be provided by VENDOR’s personnel having the appropriate level of skills and training; and (e) will be performed with care, skill and diligence, consistent with, or above applicable professional standards, in accordance with generally accepted industry standards.

1.3
Point of Contact.  Each party shall designate a principal point of contact between the parties for all matters relating to services provided under a particular SOW.  A party may designate a new point of contact by written notice to the other party.

1.4Time is of the essence of VENDOR’s obligations hereunder. Deliveries and/or performance are to occur as specified by CUSTOMER. If VENDOR fails to meet any milestone date and/or schedule, CUSTOMER, without limiting its other rights or remedies as specified herein, may direct expedited routing and any excess costs incurred thereby shall be paid for by VENDOR. CUSTOMER shall not be liable for VENDOR’s commitments or production arrangements in excess to those of the CUSTOMER or in advance of the time necessary to meet CUSTOMER’s schedule.

2.	STATEMENTS OF WORK

2.1
Issuance of Statements of Work.  All SOWs or other forms of written authorization executed between the parties shall be subject to the terms and conditions set forth in this Agreement.  Each SOW shall specify the scope and schedule of Printing Services to be performed by VENDOR for CUSTOMER and the applicable fees, which is attached hereto and incorporated herein by reference as Schedule “1”.  In the absence of express written agreement by the parties otherwise contained in a SOW (as set forth hereinbelow), in the event any provision contained in an SOW conflicts with any term, condition, or clause in this Services Agreement, the provisions of this Services Agreement shall control. In the event that the parties desire that the provisions of the SOW control, such SOW shall express that the conflict exists, is recognized by the parties and that the SOW shall control for that provision and that SOW only.  CUSTOMER may, at any time, upon notice to VENDOR, request changes to an SOW.  VENDOR will provide CUSTOMER with an estimate of the impact, if any of such requested changes on the project schedule and resources.  If the parties mutually agree to such changes, a written description of the agreed change will be prepared and executed between the parties and the relevant SOW will be amended accordingly.

CUSTOMER
Rev. 06/08

2.2	Activation of Statements of Work. An SOW under this Agreement shall become effective and binding once executed by both CUSTOMER and VENDOR.

2.3
Termination of Statements of Work.  CUSTOMER may at any time terminate the Services pursuant to an SOW.  Upon termination of an SOW, VENDOR shall promptly turn over to CUSTOMER all documentation, programs, reports, data, materials, and work in process produced under such SOW and which was generated during the performance of the terminated SOW.

3.	COMPENSATION & PAYMENT. VENDOR agrees to provide services to CUSTOMER, and CUSTOMER agrees to accept services and pay VENDOR for same as follows:

3.1	Fees, Rates & Payment Terms. The fees, rates, and payment terms for the services provided by the VENDOR shall be expressly set forth in each SOW.

3.2
Invoices and Payments.  For all services, fees, expenses, amounts owed and reimbursements described in this Agreement, including any SOW, unless otherwise provided for in an SOW, VENDOR shall prepare and submit invoices to CUSTOMER which shall include reasonably detailed descriptions of the services performed during the period.  Invoices shall be submitted on a monthly basis for Services and materials delivered pursuant to Services accepted by CUSTOMER and shall describe the Services performed, and such other information relating to the Services as CUSTOMER may reasonably request.  CUSTOMER will pay to VENDOR the invoiced amounts within [redacted] days of receipt of the invoice.

3.3	Records. Each party will maintain complete and accurate records relating to any amounts invoiced or paid in connection with the services provided under this Agreement.

4.	TERM AND TERMINATION

4.1	Term. This Agreement will commence on the Effective Date and will remain in full force and effect until July 31, 2013 or terminated as provided in this Section 4.

4.2
Termination due to Breach.   In the event either party materially breaches this Agreement, the party not in breach may terminate this Agreement by giving written notice to the breaching party in accord with the agreements set forth below.

(a)
If the breach/breaches are not cured within Twenty (20) days after written notice is given to the breaching party specifying the breach, the party not in breach may terminate this Agreement at the conclusion of the twenty day period and thereafter pursue any and all remedies subject to the provisions of this Agreement.

(b)
In the event that the breach/breaches cannot reasonably be cured, the party not in breach may terminate this Agreement immediately by giving written notice to the breaching party and thereafter pursue any and all remedies subject to the provisions of this Agreement.

4.3
Termination for Insolvency.  Either party may terminate this Agreement upon written notice to the other party in the event such other party (i) seeks reorganization or release under the U.S.  Bankruptcy Code, (ii) seeks the appointment of a trustee, receiver or custodian, (iii) becomes the subject of a proceeding seeking the liquidation, winding-up, dissolution, reorganization or the like of such party, and such proceeding is not dismissed within sixty (60) days of the commencement thereof, (iv) makes an assignment for the benefit of creditors, or (v) has a substantial part of such party's property become subject to any levy, seizure, assignment, application or sale for or by any creditor or government agency.

CUSTOMER
Rev. 06/08

4.4
Termination for Convenience.   CUSTOMER or VENDOR may terminate this Services Agreement for convenience by a unilateral notice that provides one hundred eighty (180) days’ prior written notice of the effective date of the termination to the other party. The parties may otherwise, with express mutual written notice, terminate this Services Agreement for their mutual convenience at a mutually acceptable future termination date or upon the passage of mutually acceptable timeframe agreed between the parties.

4.5
Effect of Termination.  Upon termination of this Agreement, or any SOW attached hereto, or any Services for any reason, (i) all materials, including without limitation, confidential information, provided by either party to the other will be promptly returned after the effective date of termination, and (ii) all earned and unpaid fees and expenses will become immediately due and payable.  Each party's termination rights set forth in this Agreement are cumulative and are in addition to all other rights and remedies available to the parties.

4.6
In the event of any termination of this Agreement by either CUSTOMER or VENDOR, CUSTOMER’s maximum liability to VENDOR shall not exceed the value of the unpaid portion of the Services actually completed by VENDOR and accepted by CUSTOMER as of the effective date of the termination.

5.	INDEMNIFICATION AND LIABILITY

5.1
Indemnification. Subject to the limitation of liability set forth herein, as applicable pursuant to its express terms, CUSTOMER agrees at its expense to defend, indemnify, and save VENDOR harmless from any and all loss, claims, damages and expenses, including reasonable attorney’s fees, which VENDOR may suffer or incur arising out of a claim, charge or suit instituted against VENDOR by any person, firm, corporation, or other entity arising from, relating to, or as a result of (a) any breach of CUSTOMER’s responsibilities, warranties, representations, or covenants under this Agreement, or (b) the materials furnished by CUSTOMER for use or inclusion in the Work.  Notwithstanding the foregoing, CUSTOMER’s indemnification of VENDOR shall not extend to losses, claims or damages arising from the goods or services of its advertisers, or as a result of VENDOR’s gross negligence or willful misconduct or omissions.

Subject to the limitation of liability set forth herein, as applicable pursuant to its express terms, VENDOR agrees at its expense to defend, indemnify, and save CUSTOMER harmless from any and all loss, claims, damages and expenses, including reasonable attorney’s fees, which CUSTOMER may suffer or incur arising out of a claim, charge or suit instituted against CUSTOMER by any person, firm, corporation, or other entity arising from, relating to, or as a result of (a) VENDOR’s conduct of its business or its acts or omissions, in performing under this Agreement; (b) a breach by VENDOR of its responsibilities, warranties, representations, or covenants under this Agreement.  Notwithstanding the foregoing, VENDOR’s indemnification of CUSTOMER shall not extend to losses, claims or damages arising as a result of CUSTOMER’s gross negligence or willful misconduct or omissions.

5.2
Limitation of Liability.   Except for claims against VENDOR arising under sections 1(b) (warranty of services), 5 (indemnification and liability), 6 (proprietary information) and 8.1 (VENDOR’s representations and warranties), and for tortious interference with contractual relations, in no event shall either party be liable to the other for indirect, special, incidental, consequential, punitive, exemplary or tort damages (including, without limitation, any damages resulting from loss of use, loss of data, loss of profits or loss of business) arising out of or in connection with this agreement or the subject matter thereof, whether or not either party has been advised of the possibility of such damages.

CUSTOMER
Rev. 06/08

6.	PROPRIETARY INFORMATION

6.1
“Confidential Information” means confidential and proprietary business and/or technical information or any information that may have commercial or other value in CUSTOMER’s business, or that of its client, partner, or affiliate, and is confidential or proprietary in nature, including but not limited to: (a) trade secrets, inventions, granted or pending patents, copyrights, and trademarks, (b) concepts, know-how, ideas, techniques, discoveries, and improvements, (c) algorithms, formulas, specifications, research, client information, client marketing development, data, databases, , (d) technical or other representations, documentation, diagrams, and flow charts, and (e) other , business, financial, customer, supplier and product development plans or information, product pricing information, customer pricing information, schedules, forecasts, strategies, marketing plans, techniques, and other similar information.  Confidential Information may be written or verbally communicated information which: (i) if in tangible form, has been marked trade secret, confidential, proprietary or with words of similar import; (ii) if oral or other intangible form, which is stated to be confidential at the time of disclosure; or (iii) even if not so marked, stated or described which VENDOR should have considered under the circumstances of its disclosure to be trade secret, confidential or proprietary information of CUSTOMER.  Confidential Information may include information that is confidential or proprietary to CUSTOMER’s clients, partners or affiliates for which CUSTOMER is authorized to disclosed solely for the purposes of providing services to such clients, partners or affiliates. Confidential Information does not include information that: (1) is or becomes generally available to the public other than as a result of a disclosure in breach of this Agreement; (2) is or becomes available VENDOR on a non-confidential basis from a source other than CUSTOMER, that is not bound by a confidentiality or similar agreement prohibiting the disclosure thereof; (3) is within VENDOR’s possession prior to being furnished, provided that the VENDOR can establish with appropriate documentation that the same or substantially similar data or information was already in VENDOR’s possession at the time of disclosure by CUSTOMER; or (4) has been independently developed by VENDOR, provided VENDOR can establish with appropriate documentation that the same or substantially similar data or information was developed by VENDOR without reference to, use of, or reliance upon the data or information disclosed by CUSTOMER.

7.	DISPUTE RESOLUTION

7.1
Definition of Dispute.  Any controversy or claim, whether based on contract, tort, misrepresentation, or any other legal theory, related directly or indirectly to this Agreement ("Dispute"), shall be resolved solely in accordance with the terms of this Section 7.  Either party reserves the right to seek an injunction or other equitable relief in court to prevent or stop a breach of this Agreement or a violation of rights either party has under law.

7.2
Material Dispute Resolution.   In the event of a material dispute concerning the terms or performance hereunder, CUSTOMER and VENDOR hereby agree that (i) they will first attempt, in good faith, to resolve such dispute through direct negotiation within thirty (30) days of the date either party notifies the other party of the existence of a dispute.  If a shorter time period is indicated by the circumstances, the parties agree that the time period shall be reduced accordingly.

8.	GENERAL

8.1
Representations and Warranties.  VENDOR represents and warrants that: (a) it is financially solvent and has the ability to perform its obligations hereunder; (b) it has not entered into and will not enter into any other agreement that conflicts with this Agreement or limits its ability to perform the Services; (c) it has full authority and sufficient right, title, and interest in and to its work product used in the course of the Services; and (d) the Services or anything developed, created or provided by VENDOR do not infringe any patent, trademark, copyright, trade secret or other proprietary right of any third party.

8.2
Assignments.  Neither party will assign this Agreement, in whole or in part, without the other party's prior written consent; provided, however, that either party may assign this Agreement and any applicable SOW to any entity that is wholly-owned, directly or indirectly, by such party or to any entity which acquires all or substantially all of the business or assets of such party, without the prior written consent of the other party, provided that such assignee agree in writing to the terms and conditions of this Agreement.  Any attempted assignment of this Agreement other than as permitted above will be null and void.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of both parties, their successors and permitted assigns.

CUSTOMER
Rev. 06/08

8.3
Notices.  All notices, requests, demands and other communications to be given in connection with this Agreement shall be made in writing and shall be deemed sufficiently given if given in writing and be sent to the addresses set forth below or to such other address as either party may from time to time specify in writing, and shall be deemed given as indicated: (a) upon personal delivery when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission or other electronic transmission, upon acknowledgement of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.:

To CUSTOMER: United Marketing Solutions, Inc. 7644 Dynatech Court Springfield, VA 22153 Attention: Darryl Reed, President (___) ___-____ (___) ___-____ Telefax

To VENDOR: COLORFX, INC. 10776 Aurora Avenue Urbandale, Iowa 50322 Attention: Jon Troen, President ________ ________ Telefax

8.4
Independent Contractor.  The relationship between VENDOR and CUSTOMER shall be at all times that of independent contractor.  Neither party has the authority to bind the other party nor to incur any obligation on behalf of the other.  CUSTOMER and VENDOR shall be responsible for and shall pay promptly all federal, state, and municipal taxes, charges and assessments with respect to its employees or agents, including but not limited to, social security, unemployment, federal and state withholding and other taxes.  Neither party may sign contracts for, or handle cash or negotiable instruments of the other party without such party’s written consent.  VENDOR is solely responsible for all of its employees and agents and its labor cost and expenses and for any and all claims, liabilities or damages or debts of any type whatsoever that may arise on account of its activities or those of its employees or agents in the performance of the Services pursuant to this Agreement.

8.5
Non-Solicitation.  During the term of this Agreement and for a period of twelve (12) months thereafter, neither party shall, on its own or on behalf of any other person or entity (i) hire or solicit any employee or independent contractor of the other party except through a general advertisement; (ii) in any manner attempt to influence or induce any employee or independent contractor of the other party to leave the employment of such party; (iii) disclose to any person or entity any information obtained while rendering services to or receiving services from the other party concerning the names and addresses of the other party’s employees or independent contractors; or (iv) otherwise interfere with the relationship of the other party and its employees or independent contractors.

8.6
Force Majeure.  Neither party shall be liable for any failure to perform its obligations under this Agreement if prevented from doing so by a cause or causes beyond its reasonable control as applicable under law as a force majeure condition.

8.7
Business Days.  Whenever the terms of this Agreement call for the performance of a specific act on a specified date, which date falls on a Saturday, Sunday or legal U.S. holiday, the date for the performance of such act shall be postponed to the next succeeding regular business day following such Saturday, Sunday or legal U.S. holiday.

CUSTOMER
Rev. 06/08

8.8
Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

9.	GOVERNING LAW. ALL PROVISIONS OF THIS AGREEMENT SHALL BE SUBJECT TO, ENFORCED AND CONSTRUED PURSUANT TO THE LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT REGARD, TO ITS CONFLICT OF LAWS PRINCIPLES.

10.
Entire Agreement/Amendment.  This Agreement, any executed SOW and any exhibits attached hereto contain the entire understanding between the parties with respect to the subject matter hereof and supersede all prior or contemporaneous negotiations and agreements, oral or written, between them regarding the subject matter hereof and constitute the entire agreement of whatsoever kind or nature existing between the parties respecting the subject matter hereof.  As between the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect; the parties specifically acknowledge that in entering into and executing this Agreement, the parties relied solely upon the representations and agreements contained in this Agreement and no others.  All prior or contemporaneous representations or agreements, whether written or verbal, not expressly incorporated herein are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing by all parties hereto.

11.
Counterpart Execution.  This Agreement may be executed in multiple counterparts, including by facsimile or other electronic transmission, and each of which shall be deemed to be an original and all of which together shall constitute but one and the same instrument.

12.
Attorney’s Fees.  If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled, in addition to other such relief as may be granted, to a reasonable sum as and for attorney's fees, costs of collection, and costs of any litigation, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose.

13.
No Waiver.  The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself

14.
Interpretation.  Headings used in this Agreement are for convenience only and will not be deemed to be operative text.  Terms of gender will be deemed interchangeable as will singular and plural terms, in each case unless the context otherwise requires.  All monetary amounts used herein will be deemed to refer to current U.S. dollars, unless the context otherwise requires.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized agents as and made effective as of the date first above written.

CUSTOMER
Rev. 06/08

United Marketing Solutions, Inc.
7644 Dynatech Court
Springfield, VA 22153
Phone:(703) 644-0200
Fax:              (703) 455-8519

_________________________________________________
Signature

Printed Name:  Darryl Reed, President

ColorFX, Inc. 10776 Aurora Avenue Urbandale, Iowa 50322 Phone: (515) 284-0402 Fax: (515) 299-1200____ _________________________________________________ Signature Printed Name: Jon Troen, President

Exhibits Attached:

Schedule 1 – [redacted]

CUSTOMER
Rev. 06/08